                                                                                                                                                                                                                                                                                                                                                                                                    EXHIBIT 10.2

EMPLOYMENT AGREEMENT
THIS AGREEMENT is made and entered into this 29th day of October 2014, by and between WESBANCO BANK, INC. (hereinafter referred to as the “Bank”), CHARLOTTE A. ZUSCHLAG (hereinafter referred to as the “Executive”), and WESBANCO, INC., a West Virginia corporation (hereinafter referred to as “Wesbanco”).
WHEREAS, the Executive currently serves as an as executive officer of ESB Bank, a Pennsylvania chartered savings bank (hereinafter referred to as “ESB”), and ESB Financial Corporation, a Pennsylvania corporation (hereinafter referred to as “ESB Financial”);
WHEREAS, ESB Financial, ESB, Wesbanco and the Bank are concurrently entering into an Agreement and Plan of Merger dated October 29th, 2014, providing for the merger of ESB Financial with and into Wesbanco (the “Merger”) and the merger of ESB with and into the Bank;
WHEREAS, the Executive is a party to an Amended and Restated Employment Agreement with ESB dated November 20, 2012 (the “ESB Employment Agreement”), and an Amended and Restated Employment Agreement with ESB Financial dated November 20, 2012, (the “ESB Financial Employment Agreement”), both of which agreements the Executive agrees will be terminated as of the Effective Time of the Merger (as defined in the Merger Agreement) (the “Effective Date”) pursuant to a separate Separation Agreement and Release and Waiver of Claims being concurrently entered into by and among ESB Financial, ESB, Wesbanco and the Bank (the “Separation Agreement”);
WHEREAS, the parties agree that the Executive shall have a separation from service for purposes of Section 409A of the Internal Revenue Code (the “Code”) effective as of the Effective Date of the Merger;

WHEREAS, the Bank wishes to assure itself of the Employee's employment and continuing services after the Merger in an executive capacity with the Bank, effective as of the Effective Date of the Merger and for the period described herein at a level of bona fide services reasonably anticipated to be at a level equal to 20% or less of the average level of services provided to ESB Financial and ESB during the 36 month period immediately preceding the Effective Date of the Merger;
WHEREAS, the Executive is willing to provide such services in accordance with the terms and conditions of this Agreement and to provide assurances of her continued employment during the period specified in this Agreement;
WHEREAS, the parties to this Agreement mutually agree that the terms and conditions of this Agreement will become effective only upon the consummation of the Merger and the termination of the ESB Employment Agreement and the ESB Financial Employment Agreement; and
WHEREAS, Wesbanco recognizes the Executive’s ability to contribute to the smooth integration of ESB into the Wesbanco group following the Merger and desires to provide for the continued employment of the Executive for a period of time after the Merger;
NOW, THEREFORE, THIS AGREEMENT WITNESSETH:  That for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:
1. EMPLOYMENT PERIOD. The Bank agrees to employ the Executive as its Development Officer for the Pittsburgh market (“Development Officer”), and the Executive agrees to work in the employ of the Bank, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date of the Merger and ending when she attains the age of 70 (the “Employment Period”). The parties agree that the position of Development Officer is a position that requires substantial skill, training and knowledge generally and more particularly of the operations, employees, customers and the banking market in the Pittsburgh,

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Pennsylvania area where the Executive will be employed and that the annual compensation set forth in Section 2(b) is reasonable compensation in light of those requirements. The parties also acknowledge that the Executive will be supervised in her performance of these duties by senior management of the Bank and that, as supervised, her position will be different and her job description will be changed and reduced accordingly.

   2. TERMS OF EMPLOYMENT WITH WESBANCO.

(a) Position and Duties.

(i) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under the policies of the Bank giving credit, for these purposes, to the Executive for her years of service with ESB, the Executive shall devote such time and attention to the business of the Bank as conducted in the Pittsburgh market and to the successful integration of the then former ESB into the business and operations of the Bank, including, but not limited to the preservation of the reputation, customers and employees of ESB as the reputation, customers and employees of the Bank, and such other tasks and duties that are commensurate with the Executive’s title, status, skills and experience, that may, from time to time, be assigned by the Board of Directors of the Bank (the “Board”), and are consistent with the tasks and duties performed by the Executive prior to the Effective Date of the Merger, except that the Executive shall not be designated as a chief executive officer and shall not be required to perform any more than 20% of her previous duties. The parties reasonably expect that the Executive’s services under this Agreement will not exceed approximately 15 hours per month.

(ii) The Executive’s employment duties with the Bank shall be performed substantially at the site of ESB’s offices and branches in the Pittsburgh, Pennsylvania market, excepting such business meetings with the Bank managers in Wheeling, West Virginia on reasonable notice, and meetings of the Bank Board of Directors as shall be deemed appropriate by the Bank.  The Bank shall continue to provide the Executive with office, secretarial and other administrative support that is substantially comparable to that in effect prior to the Effective Date of the Merger.  All expenditures in connection with the Executive’s performance of her duties shall be reimbursed in accordance with the Bank’s regular policy, including, but not limited to, costs and expenses incurred in attending meetings in Wheeling, West Virginia.

(iii) The Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Bank.  The time involved in such activities shall not be treated as vacation time.  The Executive shall be entitled to keep any amounts paid to her in connection with such activities (e.g., director fees and honoraria).

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(iv) Compensation.  During the Employment Period, the Executive shall receive an annual base salary (“Base Salary”) of $25,000, payable in equal biweekly installments.

(b) Benefits. During the Employment Period, the Executive shall continue to receive employee benefits and perquisites comparable to those that Wesbanco provides to its executive officers, including but not limited to participation in all insurance plans, provided that the Bank shall pay any employee portion of the insurance premiums with respect to coverage during the first three years of the Employment Period.  The Bank shall provide or cause to be provided death and disability benefits with respect to the Executive as follows:

(i) Death Benefit.  In the event the Executive dies prior to reaching age 70, the Bank shall pay directly from the general assets of the Bank or cause to be paid through a policy of life insurance purchased for such purpose by the Bank (but not including any group-term life insurance provided as an employee benefit in accordance with company policy) or a combination of the foregoing, in each case as determined by the Bank, to the estate of the Executive promptly after the Bank receives notice of the Executive's death, a death benefit in a lump sum cash amount equal to $150,000.00 less the aggregate amount of all payments made to the Executive under Section 2 of this Agreement prior to the date of her death.

(ii) Disability Benefit.  If the Executive becomes Disabled (as defined below) prior to reaching age 70, the Bank shall pay directly from its general assets or through a policy of disability insurance purchased by the Bank for such purpose (but not including any long-term disability insurance provided as an employee benefit in accordance with company policy) or a combination of the foregoing, in each case as determined by the Bank, a disability benefit equal in aggregate amount to $150,000.00 less the aggregate amount of all payments made to the Executive under Section 2 of this Agreement prior to the date of her Disability.  For purposes of this Agreement, “Disability” shall mean the inability of the Executive to provide services under this Agreement for reasons relating to a physical or mental injury, disease or condition as determined by a physician selected by the Executive.  The date of the Disability as determined by such physician shall be the “Disability Effective Date”.  Disability benefits shall be paid in a lump sum.

3. TERMINATION OF EMPLOYMENT.

(a) Date of Termination.  “Date of Termination of Employment” shall be (i) if the Executive’s employment is terminated by the Bank for any reason, the date of receipt of the Notice of Termination or any other date specified by Wesbanco in such Notice of Termination; (ii) if the Executive’s employment is terminated by the Executive’s resignation, the date of receipt of the Notice of Resignation; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

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(b) Death or Disability.  The Executive’s employment and consulting obligations shall terminate automatically upon the Executive’s death.

(c) Resignation.  The Executive may terminate her employment and her consulting obligations by resigning, provided that she gives the Bank at least 10 days prior written notice.  If the Executive resigns without Good Reason, the Bank will owe the Executive only (i) Base Salary earned or accrued through the date of such resignation, (ii) any unreimbursed business expenses incurred by the Executive on the Bank’s behalf, (iii) any unpaid accrued vacation, and (iv) any other amounts required to be paid under any benefit plan or program in which the Executive participates or any other amounts mandated by law.

(d) Notice of Termination.  Any termination by the Bank or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14(a).

4.	OBLIGATIONS OF THE PARTIES UPON EMPLOYMENT TERMINATION.

(a) Obligations of the Bank.

(i) If the Executive’s employment and/or consulting obligations terminate by reason of her death or Disability, the Bank shall pay or cause to be paid the Death Benefit or the Disability Benefit, as the case may be.  If the Executive’s employment shall be terminated by the Bank for any reason other than Cause or by the Executive for Good Reason (as such terms are defined below) during the Employment Period, the Bank shall pay to the Executive in a lump sum in cash within 10 days:  (A) all Base Salary that would have been payable to the Executive during the Employment Period, (B) any unreimbursed business expenses incurred by the Executive on the Bank’s behalf, (C) any unpaid accrued vacation, and (D) any other amounts required to be paid under any benefit plan or program in which the Executive participates or any other amounts mandated by law.

(ii) To the extent not theretofore paid or provided, the Bank shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Bank and its affiliated companies.

(iii) The Executive shall be entitled to be reimbursed her reasonable and necessary business expenses incurred in connection with any services to be performed hereunder.

(b) Obligations of the Executive.  In addition to the confidentiality obligations set forth in Section 5, if the Executive’s employment terminates for any reason other than death, Disability, Cause or Resignation for Good Reason, the Executive shall provide consulting services to the Bank until reaching age 70.  In such event, the Executive shall render consulting services at such times and in such places as are mutually agreeable and with reasonable notice and for such consulting fees as are mutually agreed to by the parties (the “Consulting Fees”).  It

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is the intention of the parties hereto that following the Date of Termination of Employment and up to age 70, the Executive shall perform services hereunder as an independent contractor and the consulting arrangement hereunder shall not constitute an employment relationship, nor shall the Executive be considered an employee of the Bank for any purpose after the Date of Termination of Employment.

(c) Cause.  For purposes of this Agreement, “Cause” shall mean the conviction of the Executive of a felony or a determination by the Board of the Bank made in good faith after the Executive and counsel are afforded an opportunity to address the Board of the Bank on the matter that the Executive has engaged in embezzlement, defalcation or other act constituting theft as the term theft is generally understood involving the funds of the Bank.

(d) Good Reason.  For purposes of this Agreement, “Good Reason” shall mean during the Employment Period:  (i) a requirement that the Executive be based at any place other than Ellwood City, Pennsylvania or at a location that is not within a commuting distance of 25 miles or less from the Executive’s residence, except for reasonable travel on Bank business; (ii) a material demotion of the Executive from her position as Development Officer; (iii) a reduction in the Executive’s salary or a material adverse change in the Executive’s perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; (iv) a material permanent increase in the required hours of work or the workload of the Executive, unrelated to the transition activities in the Pittsburgh market; or (v) any action by the Bank removing or purporting to remove her from the office of the Development Officer.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION.  Without the prior written consent of the Bank, the Executive shall not, directly or indirectly, divulge to any person, or use for her own benefit, any confidential or proprietary information relating to the business affairs, customers or methods of operation of the Bank acquired by her prior to the effective date of this Agreement or concerning the business, affairs, customers or acquisition candidates of the Bank, acquired by her during her previous employment with ESB or during the performance of her duties hereunder, it being the intent of the Bank and the Executive to restrict the Executive from disseminating or using any information which is unpublished and not readily available to the general public. Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Bank with prior written notice and an opportunity to respond to such disclosure request and seek protection for such confidential information (unless such notice is prohibited by law); (ii) in any civil or criminal proceeding after providing the Bank with prior written notice and an opportunity to seek protection for such confidential information; and (iii) with the prior written consent of the Bank.

6. HEALTH INSURANCE.  In the event that either (i) the Executive’s employment is terminated by the Bank for other than Cause or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Bank shall:

(a) Maintain and provide for a period ending at the earlier of (i) attainment of age 70 or (ii) the date of the Executive’s full-time employment by another employer (provided

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that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (a)) at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Bank in which the Executive was participating immediately prior to the Date of Termination. Such coverage shall be provided on the same terms as similar coverage is provided to other employees of the Bank, provided that any insurance premiums payable by the Bank or any successors pursuant to this Section 6 shall be payable at such time and in such amounts (except that the Bank shall pay any employee portion of the premiums with respect to coverage during the first three years following the Effective Date of the Merger) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and

(b) Upon the Executive attaining age 70, the Executive shall be provided coverage under any group Medicare supplement medical insurance plan then in effect and maintained by the Bank, or absent such plan by an individual Medicare supplement plan of the Executive’s choosing, and the Bank shall pay the premiums on such policy for a period ending with the Executive’s death.

7. FULL SETTLEMENT.  Except as provided for in Section 5, the Bank’s obligation to pay the Base Salary and Consulting Fees provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Bank may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

8. INDEMNIFICATION AND INSURANCE.  Wesbanco will indemnify and hold harmless the Executive for all costs, liability and expenses (including reasonable attorneys' fees) during the Employment Period and following the Executive's Date of Termination, for all acts and omissions of the Executive that relate to the Executive's employment with ESB, Wesbanco or any of their affiliates, to the maximum extent permitted by law.  The Executive shall be entitled to coverage under the directors' and officers' liability coverage maintained by Wesbanco, as in effect from time to time, to the same extent as senior executive officers and directors of Wesbanco, during the Employment Period and following the Executive's Date of Termination.

9. GROSS-UP PAYMENT BY WESBANCO.  (a) In the event that any payment, benefit or distribution by or on behalf of Wesbanco, the Bank, ESB Financial or ESB to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Non-Competition Agreement being concurrently entered into by the parties (the “Non-Competition Agreement”), the Separation Agreement, the benefit plans of the foregoing entities or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") is determined to be a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or any successor or substitute provision, with the effect that the Executive is liable for the payment of the excise tax described in Section 4999 of

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the Code or any successor or substitute provision (the "Excise Tax"), then Wesbanco shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income taxes, employment-related taxes (including Social Security and Medicare taxes) and Excise Tax on the Gross-Up Payment, shall be equal to the Payments.

(b)           All determinations required to be made under this Section 9, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by Wesbanco immediately prior to the Executive's separation from service (the "Accounting Firm"), which shall provide detailed supporting calculations both to Wesbanco and the Executive.  Wesbanco shall pay all fees and expenses of the Accounting Firm.  Any determination by the Accounting Firm shall be binding upon Wesbanco and the Executive, except as provided in subparagraph (c) below.

(c)           As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service ("IRS") or other agency will claim that a greater or lesser Excise Tax is due.  In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating any Gross-Up Payment, the Executive shall repay to Wesbanco, within thirty (30) days following the date that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income taxes and employment-related taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax or employment-related tax), plus interest on the amount of such repayment at 120% of the short-term applicable federal rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the initial Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), which initial Gross-Up Payment may be zero, Wesbanco shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.

(d)           In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on her state, local and federal income tax returns such information as is consistent with the determination made by the Accounting Firm as described above.  Wesbanco shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by Wesbanco to the Executive as soon as practicable and in any event within thirty (30) days following the date the amount subject to indemnification was determined.  The Executive shall promptly notify Wesbanco in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 8 is being reviewed or is in dispute.  The

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Executive and Wesbanco shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.  Wesbanco shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.

10. DELEGATION OF DUTIES, ASSIGNMENT OF RIGHTS, AND AMENDMENT.  The Executive may not delegate the performance of any of her obligations or duties except as to such duties as may be performed by employees of Wesbanco or its affiliate bank in the ordinary course of their duties, nor assign any rights hereunder without the prior written consent of the Bank.  Any such purported delegation or assignment in the absence of such written consent shall be void.  This Employment Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

11. GOVERNING LAW AND ENTIRE AGREEMENT.  This Employment Agreement shall be construed and governed in accordance with the laws of the State of Pennsylvania, contains the entire agreement between the parties with respect to the services contemplated herein, and supersedes all previous commitments in writing between the Bank and the Executive with respect to the subject matter hereof, provided that the Separation Agreement and the Non-Competition Agreement shall continue in full force and effect

12. MEMBERSHIP ON THE BOARD OF DIRECTORS.  To the extent required under the Merger Agreement, the Executive shall be appointed to a position as a member of the Board of Directors of Wesbanco to serve for a minimum period of three (3) years.

13. MISCELLANEOUS.

(a) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:               Charlotte A. Zuschlag
At the address last appearing on
the personnel records of the Bank

If to Wesbanco or               Wesbanco, Inc.
the Bank:                               1 Bank Plaza
Wheeling, WV 26003-3362
Attn: Todd F. Clossin

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.  In lieu of personal notice or deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which shall be effective upon receipt.

(b) All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive in seeking to interpret this Agreement or enforce rights

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pursuant to this Agreement shall be paid on behalf of or reimbursed to the Executive promptly by the Company, if the Executive is successful in any respect in asserting such rights.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Executive’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Bank may have hereunder shall not be deemed a waiver of similar provisions or rights at any subsequent time.

(e) This Agreement shall be null and void, ab initio, and of no further effect if the Merger Agreement is terminated before the Effective Date of the Merger.

(f) The parties may execute this Agreement in one or more counterparts, all of which together shall constitute one Agreement.

14. CERTAIN OBLIGATIONS OF WESBANCO.  In the event that any provisions of this Agreement are subsequently deemed to be unenforceable in any respect against the Bank pursuant to applicable banking law, it is the intention of the parties to create pursuant to this Agreement a valid employment for a definite term with specified benefits.  As an inducement for the Executive and the Bank to enter into this Agreement whereby the Executive would be employed by the Bank for a definite term, Wesbanco hereby undertakes the independent, separate and unconditional obligation to the Executive to pay all amounts which are or may become due to the Executive under this Agreement as set forth herein, regardless of the status of the direct or indirect enforceability or validity of the Bank's obligation to pay any or all such amounts as may be due hereunder to the Executive.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors, Wesbanco and the Bank have caused this Agreement to be executed in their respective names on their behalf, all as of the day and year first written above.

                        /s/ Charlotte A. Zuschlag
CHARLOTTE A. ZUSCHLAG

WESBANCO, INC.

By: /s/ Todd F. Clossin
Its President/CEO

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WESBANCO BANK, INC.

By: /s/ Todd F. Clossin
Its President/CEO

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